UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
(Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934)
Date of Report (Date of earliest event reported): February 25, 2010
PHOENIX TECHNOLOGIES LTD.
(Exact name of registrant as specified in charter)

Delaware	0-17111	04-2685985

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

915 Murphy Ranch Road, Milpitas, California		95035

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (408) 570-1000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.
On February 26, 2010, the Board of Directors (the “Board”) of Phoenix Technologies Ltd. (the “Company”) announced the appointment of Thomas Lacey as President and Chief Executive Officer of the Company, effective as of February 25, 2010. In connection with Mr. Lacey’s appointment, the Company and Mr. Lacey have reached agreement as to the basic terms of his employment, which are summarized as follows.
Offer Letter
Pursuant to Mr. Lacey’s offer letter dated February 25, 2010, Mr. Lacey will be an at-will employee of the Company. Mr. Lacey’s annual base salary will be $250,000, payable semi-monthly. In addition, Mr. Lacey will be eligible to receive a performance bonus, based on criteria established by the Board, currently targeted at 100% of Mr. Lacey’s annual base salary. The performance bonus for Mr. Lacey’s first year of employment with the Company is guaranteed in the amount of $250,000 and shall be payable quarterly in the amount of $62,500. The payment of any bonus amounts thereafter will be solely at the discretion of the Board of Directors of the Company.
Stock Option Agreement
Pursuant to Mr. Lacey’ stock option agreement, dated February 25, 2010, Mr. Lacey was granted a non-qualified stock option on February 25, 2010, to purchase 400,000 shares of common stock of the Company, par value $0.001 per share, with an exercise price of $2.70, which was the closing price of the Company’s common stock on February 25, 2010. Subject to certain vesting acceleration contained in Mr. Lacey’ severance and change of control agreement (as described below), 1/48th of the shares subject to the option will vest each month, conditioned on Mr. Lacey’ continued employment with the Company. Mr. Lacey may elect to exercise this option with respect to unvested shares and enter into a restricted stock purchase agreement providing the Company with a repurchase right for the unvested shares. Such repurchase right will lapse at the same rate as the option would have otherwise vested. The options were granted outside of the terms of any existing Company incentive plan and without shareholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).
Restricted Stock Purchase Agreement
Pursuant to Mr. Lacey’ restricted stock purchase agreement dated February 25, 2010, Mr. Lacey was granted 425,000 shares of restricted stock. Subject to certain vesting acceleration in Mr. Lacey’ severance and change of control agreement (as described below), the restricted stock vests (and the Company’s right to repurchase the stock lapses) as follows: 25,000 shares vested on the grant date and 1/48th of the remaining shares will vest each month, conditioned on Mr. Lacey’ continued employment with the Company. The restricted shares were granted outside of the terms of any existing Company incentive plan and without shareholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).
Severance and Change of Control Agreement
Pursuant to Mr. Lacey’ severance and change of control agreement dated February 25, 2010, in the event that the Company terminates Mr. Lacey’ employment for a reason other than “Cause” (as defined in the agreement), death, or disability, or if Mr. Lacey terminates his employment with the Company for “Good Reason” (as defined in the agreement), Mr. Lacey is entitled to the following: (i) all accrued vacation and other benefits due to Mr. Lacey through the date of termination in accordance with the Company’s then existing employee benefit plans, (ii) continuing severance pay for six (6) months of continuing severance pay, (iii) a bonus equal to 50 percent of Mr. Lacey’s target bonus for the fiscal year in which the termination occurs, (iv) Company paid health benefits coverage for Mr. Lacey and his dependents for six (6) months from the termination date, and (v) the vested portion of any stock options held by Mr. Lacey on the date of such termination will remain exercisable for a period of twelve (12) months following such termination.
If, during the period beginning two (2) months prior to a “Change of Control” (as defined in the agreement) and ending twelve (12) months thereafter, Mr. Lacey is terminated by the Company for a reason other than Cause, disability, or death, or if Mr. Lacey terminates employment for Good Reason, Mr. Lacey is entitled to the following: (i) the benefits described in items (i) through (v) in the paragraph immediately above, (ii) the 425,000 shares of restricted stock granted to Mr. Lacey effective February 25, 2010, and any other equity awards granted to Mr. Lacey shall become fully vested, and (iii) the option to purchase 400,000 shares granted to Mr. Lacey on February 25, 2010 shall become fully vested.

In the event that the payments under Mr. Lacey’ severance and change in control agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and would subject Mr. Lacey to the excise tax under Section 4999 of the Code, then Mr. Lacey will be entitled to receive an additional gross-up payment in an amount to fully cover such excise tax, after payment of all taxes on such gross-up payment.
If Mr. Lacey’s employment with the Company is terminated due to death, he or his estate will, in addition to all payments required by law, receive continuing base salary payments for a period of three (3) months following the termination. Mr. Lacey’s right to receive the payments described in his Severance and Change of Control Agreement is subject to his signing and not revoking a separation and release of claims agreement with the Company.
Indemnification Agreement
The Company and Mr. Lacey entered into the Company’s standard form of indemnification agreement for officers and directors. Under this agreement, to the extent not otherwise covered by the Company’s directors and officers insurance policy, the Company agrees to indemnify each of its officers and directors that are parties to this agreement for any expenses and costs incurred by such officer or director in the event that such officer or director is party to (or threatened to be a party to) a legal proceeding by reason of the fact that such officer or director is or was an agent of the Company, or by reason of anything done or not done by such officer or director in any such capacity.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2010, the Company issued a press release announcing the appointment of Mr. Lacey as President and Chief Executive Officer. Mr. Lacey also was elected to serve as a member of the Board of Directors of the Company (the “Board”).
As more fully described in the press release attached hereto as Exhibit 99.1, prior to joining the Company, Mr. Lacey, 51, served as Corporate Vice President and General Manager of Applied Materials’ SunFab Thin Film Solar Products since 2009, a turn-key thin-film solar production business. Prior to Applied Materials, from 2006 to 2007, Mr. Lacey was President of Flextronics International’s Components Group, a division that designs and sells display, power system and camera cell phone modules. Mr. Lacey joined Flextronics in connection with the sale to Flextronics of International Display Works (IDW), a developer of LCD displays, where he served as Chairman, President and Chief Executive Officer from 2004 to 2006.
Prior to joining IDW, from 1991 to 2004, Mr. Lacey held various management and executive positions at Intel Corporation, including Vice President Sales and Marketing, President of Intel Americas, and Vice President and General Manager, Flash Products.
Mr. Lacey holds a bachelor of arts in computer science from the University of California, Berkeley, and a masters of business administration from the Leavy School of Business at Santa Clara University.
On February 25, 2010, Woodson Hobbs resigned from the Board, effective immediately.
ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits.
99.1 Phoenix Technologies Ltd. Press Release dated February 26, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2010	Phoenix Technologies Ltd.
/s/ Timothy C. Chu
Timothy C. Chu
Vice President, General Counsel and Secretary